Filed pursuant to Rule 424(b)(3)
Registration No. 333-282000

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated December 16, 2025)

Up to 375,999,668 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated December 16, 2025, relating to our Registration Statement on Form S-1 (Registration No. 333-282000) (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2026, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. The Prospectus, together with this prospectus supplement, relates to the resale of up to 181,324,099 shares of our common stock, par value $0.001 per share (the “common stock”), and 194,675,569 shares of our common stock underlying certain warrants (collectively, the “Shares”), by the selling stockholders identified in the Prospectus under “Selling Stockholders”.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On March 24, 2026, the closing price of our common stock was $0.26 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in the Prospectus on page 10, and in Part II, Item 1A of the Company’s subsequently filed 10-Q(s) before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 25, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2026

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement(s).

On April 2, 2021, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note in the initial principal amount of $28.5 million (“Note 1”). Following subsequent negotiations, the effective maturity date of Note 1 was extended to April 5, 2026.

On April 23, 2021, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note in the initial principal amount of $28.5 million (“Note 2”, and together with Note 1, the “Notes”). Following subsequent negotiations, the effective maturity date of Note 2 was extended to April 23, 2026.

On March 24, 2026, the Company and the holders of Note 1 and Note 2 (collectively, the “Noteholders”) agreed to extend the maturity date of each of the Notes by 36 months (the “Extension Periods”). In consideration, the Company agreed to make a monthly payment covering both Notes in the total amount of $1,000,000 of shares of common stock to the Noteholders, calculated based on (i) the previous trading day’s closing price or (ii) the average of the closing prices for the previous five trading days, whichever is lower. Monthly payments will be made through the extended maturity dates of April 5, 2029 and April 23, 2029, respectively. The annual interest rate for each Note was also reduced to 5% as part of the extension.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: March 24, 2026	By	/s/ Robert E. Hoffman
Robert E. Hoffman
Chief Financial Officer